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FOR:        FAMILY GOLF CENTERS, INC.

FROM:       L. B. STAUFFER, SR. V.P.
            LIBBY M. ROBERGE, DIR. OF MEDIA RELATIONS
            PORTER, LEVAY & ROSE, INC.

COMPANY     JEFFREY KEY
CONTACT:    (516) 694-1666

                                                       FOR IMMEDIATE RELEASE

              FAMILY GOLF CENTERS, INC. TO ACQUIRE 14 GOLF CENTERS
                          FROM GOLDEN BEAR GOLF, INC.

     MELVILLE, NY, JUNE 17 -- Family Golf Centers, Inc. (NASDAQ, NM: FGCI) announced today that it has entered into a definitive agreement to acquire Golden Bear Golf Centers, Inc., which owns, leases or manages 14 golf facilities in 10 states under the Golden Bear Golf Center brand. Golden Bear Golf Centers, Inc. is currently a wholly-owned subsidiary of publicly held Golden Bear Golf, Inc. (NASDAQ, NM: JACK).

     Pursuant to the terms of the Stock Purchase Agreement, in exchange for all of the capital stock of Golden Bear Golf Centers, Inc., Family Golf will pay approximately $32 million in cash, minus certain indebtedness and liabilities currently estimated at $9 million, subject to certain other post-closing adjustments. In addition, upon closing, Family Golf will enter into a new license agreement with Golden Bear Golf, Inc. pursuant to which Family Golf will operate its seven existing Golden Bear Golf Centers as well as the 14 acquired golf centers as Golden Bear Golf Centers for a minimum annual royalty fee plus incentive compensation based on adjusted gross revenue generated by the 21 Golden Bear Golf Centers. The new license agreement has a ten-year term but is terminable by Family Golf on December 31, 2000.


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     Based on information provided to Family Golf, the 14 golf centers generated approximately $15.1 million and $3.5 million in revenues for the year ended December 31, 1997 and quarter ended March 31, 1998 and experienced operating losses in both periods.

     Dominic Chang, chairman and chief executive officer of Family Golf Centers, commented, "This acquisition represents a unique opportunity to acquire 14 golf centers which meet Family Golf's high standards. In addition, it will expand our presence into three more top demographic markets: Detroit, Pittsburgh and Portland. After Golden Bear, Family Golf facilities will be found in 25 of the nation's 30 largest markets and in a total of 23 states."

     The Golden Bear Golf Centers transaction is subject to a number of conditions, including receipt of certain regulatory approvals and consents, satisfactory completion of Family Golf's due diligence review and other customary terms.

     Family Golf is the leading consolidator and operator of golf centers in North America. Family Golf Centers currently owns, operates or is constructing 81 golf, sports and entertainment facilities in 21 states.

     The matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties including those as described in Family Golf Centers, Inc.'s 10-K for the year ended December 31, 1997; actual results could differ materially from those indicated by such forward-looking statements.

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1998